Exhibit 4.14

DESCRIPTION OF CAPITAL STOCK

ServiceMaster Global Holdings, Inc., a Delaware corporation (the “Company,” “we,” and “our”), has one security registered pursuant to Section 12 of the Securities Exchange Act of 1934: our common stock, par value $0.01 par value per share (the “common stock”).

The following description of our common stock is qualified in its entirety by reference to our certificate of incorporation (“certificate of incorporation”)  and third by-laws  (“by-laws”), copies of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.14 forms a part, and to the applicable provisions of the General Corporation Law of the State of Delaware, or the “DGCL.”

General

Our authorized capital stock consists of 2,000,000,000 shares of common stock and 200,000,000 shares of undesignated preferred stock, par value $0.01 per share.

Common Stock

Voting Rights.  Holders of our common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of the stockholders. Action on a matter generally requires that the votes cast in favor of the action exceed the votes cast in opposition; however, plurality vote is required in an election of our board of directors where the number of director nominees exceeds the number of directors to be elected. There is no provision for cumulative voting with regard to the election of directors.

Dividends. Holders of our common stock are entitled to receive, on a pro rata basis, dividends and distributions, if any, that our board of directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding.

Liquidation Rights.  Holders of our common stock are entitled, upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

Other Rights.  Holders of our common stock do not have any preemptive, subscription, conversion, redemption or sinking fund rights. The common stock is not subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future.

Listing and Transfer Agent.  Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SERV.”  The transfer agent and registrar for our common stock is ComputerShare Trust Company, N.A.

Anti-Takeover Effects of our Certificate of Incorporation and By-Laws

The provisions of our certificate of incorporation and by-laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that stockholders may consider in their best interest, including an attempt that might result in stockholders’ receipt of a premium over the market price for their shares of our common stock.

Authorized but Unissued Shares of Common Stock.    Under our certificate of incorporation, our board of directors has the authority to issue the remaining shares of our authorized and unissued common stock without additional stockholder approval, subject to compliance with applicable NYSE requirements. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Authorized but Unissued Shares of Preferred Stock.    Under our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

Classified Board of Directors.    In accordance with the terms of our certificate of incorporation, our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Under our certificate of incorporation, our board of directors consists of such number of directors as may be determined from time to time by resolution of the board of directors, but in no event may the number of directors be less than one. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our certificate of incorporation provides that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy will hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Removal of Directors.    Our certificate of incorporation provides that directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the outstanding shares of our common stock then entitled to vote at an election of directors.

Special Meetings of Stockholders.    Our certificate of incorporation provides that a special meeting of stockholders may be called only by the chairman of our board of directors or by a resolution adopted by a majority of our board of directors. Stockholders are not permitted to call a special meeting of stockholders.

Stockholder Advance Notice Procedure.    Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our by-laws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

No Stockholder Action by Written Consent.    Our certificate of incorporation provides that stockholder action may be taken only at an annual meeting or special meeting of stockholders.

Amendments to Certificate of Incorporation and By-Laws.    Our certificate of incorporation provides that our certificate of incorporation may be amended by both the affirmative vote of a majority of our board of directors and the affirmative vote of the holders of a majority of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders; provided that specified provisions of our certificate of incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders, including the provisions governing:

"	liability and indemnification of directors;
"	corporate opportunities;
"	elimination of stockholder action by written consent;
"	prohibition on the rights of stockholders to call a special meeting;
"	removal of directors for cause;
"	classified board of directors; and
"	required approval of the holders of at least 66 2/3% of the outstanding shares of our common stock to amend our by-laws and certain provisions of our certificate of incorporation.

In addition, our by-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the board of directors, or by the affirmative vote of the holders of at least 66 2/3%, of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

These provisions make it more difficult for any person to remove or amend any provisions in our certificate of incorporation and by-laws that may have an anti-takeover effect.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL, which prohibits subject to certain exceptions, a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock (an “interested stockholder”) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.